UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 15, 2007

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1000 Park Drive
Lawrence, Pennsylvania		15055
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (724) 746-5500
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On May 20, 2007, Fred C. Young resigned as Chief Executive Officer (“CEO”) and President and as a member of the Board of Directors (the “Board”) of Black Box Corporation (the “Company”).
     (c) On May 21, 2007, the Board named R. Terry Blakemore, 50, as interim President and CEO and created the Office of the Chairman to manage the Company consisting of Mr. Blakemore, Michael McAndrew, Vice President, Chief Financial Officer, Treasurer and Secretary, Francis W. Wertheimber, Senior Vice President, and Thomas G. Greig, Chairman of the Board.
     Previously, on May 15, 2007, the Board had named Mr. Blakemore a Senior Vice President of the Company. Prior to becoming a Senior Vice President, Mr. Blakemore served as a manager of business development and, prior thereto, as a manager of the Company’s voice services business unit. Mr. Blakemore has been with the Company since 1999.
     The Board approved the payment of a bonus of $75,000 to Mr. Blakemore in connection with his service as interim President and CEO.
     (c) and (e) On May 17, 2007 and May 18, 2007, respectively, Messrs. McAndrew and Blakemore, each of whom is an executive officer of the Company, executed separate, identical agreements with the Company. The agreements provide for severance payments to the executive officer upon termination of employment by the Company (other than due to death, disability, retirement or for cause) or by the executive officer for good reason, in each case within two (2) years following a change-in-control of the Company. The amount of severance obligation owed generally is an amount equal to two (2) times the executive’s annual base salary and average incentive bonus received over the preceding three (3) years plus the amount that would be paid under any existing long-term incentive plan. In addition, if severance is owed, (i) all stock options held by the executive which did not immediately vest and/or become exercisable upon the occurrence of a change-in-control will vest and remain outstanding for their stated term and (ii) the executive will be entitled to continuation of medical and similar benefits for two (2) years. The agreements also contain provisions, binding upon the executive officer, relating to non-disclosure of the Company’s proprietary information, assignment of intellectual property rights to the Company and non-competition with the Company for a period of five (5) years following termination of employment with the Company. The term of these agreements is five (5) years with an evergreen renewal on a one-year basis thereafter, absent notice of nonrenewal six (6) months prior to the renewal date. Copies of these agreements are filed as exhibits to this report.
     (e) On May 15, 2007, the Compensation Committee (the “Committee”) of the Board recommended that the Board approve, and the Board approved, the payment of a $100,000 bonus to Mr. Wertheimber based on the operating margin and days sales outstanding (“DSOs”) performance of the business unit under his management.
     Also, on May 15, 2007, the Committee recommended that the Board adopt, and the Board adopted, an executive incentive bonus plan for the fiscal year ending March 31, 2008.

     The plan goals include reported operating earnings per share and DSOs. A bonus pool will be created based on reported operating earnings per share. Payout of the bonus pool will be based upon DSOs at fiscal year end with, on the low end, 75% of the pool payable upon achievement of approximately 90% of the DSOs target and, on the high end, 100% payout of the pool upon achievement of 100% of the DSOs target. In addition, payments may be made at the discretion of the Board. The following executive officers of the Company will participate in this plan: Messrs. Blakemore, McAndrew and Wertheimber. Non-executive personnel also will participate in this plan. The bonus pool, if paid out, will be shared equally by each individual in the plan.
Item 9.01   Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Agreement by and between Black Box Corporation and Michael McAndrew dated May 15, 2007 and entered into on May 17, 2007.

10.2	Agreement by and between Black Box Corporation and R. Terry Blakemore dated May 15, 2007 and entered into on May 18, 2007.

99.1	Press Release dated May 22, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Box Corporation

Date: May 22, 2007	By:	/s/ Michael McAndrew

Michael McAndrew Chief Financial Officer, Treasurer and Principal Accounting Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement by and between Black Box Corporation and Michael McAndrew dated May 15, 2007 and entered into on May 17, 2007

10.2	Agreement by and between Black Box Corporation and R. Terry Blakemore dated May 15, 2007 and entered into on May 18, 2007

99.1	Press Release dated May 22, 2007